EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 24th day of February, 2017 (the “Effective Date”), by and between CTI BioPharma Corp., a Washington corporation (the “Company”), and Adam R. Craig (the “Executive”).
RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.
B.     This Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.    Retention and Duties.

1.1
Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2
Duties. During the Period of Employment, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the principal executive officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such positions as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). The Executive will be appointed to the Board as of the Employment

Commencement Date (as such term is defined below). During the Period of Employment, the Executive shall report to the Board.

1.3
No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. It is understood that during an initial transition period the Executive will be required to finish up some matters related to his prior consulting business, and Executive represents and agrees that (a) he shall complete such other work not later than June 1, 2017, (b) in performing such other work he shall comply with Section 6 of this Agreement, and (c) such other work will not materially interfere with the effective discharge of the Executive’s duties and responsibilities to the Company. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the prior written approval of the Board, provided that the Executive may continue his work as a scientific review and related activities for non-profit cancer charities (e.g., Leukemia Lymphoma Society). The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4
No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5
Location. During the Period of Employment, the Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive agrees that, during the Period of Employment, he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.
Period of Employment. The “Period of Employment” shall be a period of five years commencing on the Employment Commencement Date and ending at the close of business on the fifth anniversary of the Employment Commencement Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). “Employment Commencement Date” means the first day that the Executive is employed by the Company and, unless otherwise agreed to by the parties prior to such date, shall be March 20, 2017. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and, in the case of a provision of such notice by the Company, shall not constitute either a termination of the Executive’s employment by the Company without “Cause” (subject to Section 5.6) or grounds for a termination by the Executive for “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.    Compensation.

3.1
Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of Five Hundred Fifty Thousand Dollars ($550,000). The Board (or a committee thereof) will at least annually (beginning in 2018) review the Executive’s Base Salary and may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2
Incentive Bonus. Commencing with the Company’s 2017 fiscal year, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”).

Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to earn and be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company (the “Target Incentive Bonus”) shall equal Fifty-Five Percent (55%) of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s Target Incentive Bonus percentage.

3.3
Stock Option Grant. As an inducement material to the Executive accepting employment with the Company, the Company will grant, effective on the Employment Commencement Date, the Executive a nonqualified stock option (the “Option”) to purchase 1,200,000 shares of the Company’s common stock at a price per share equal to the closing sale price (in regular trading) of the Company’s common stock on The Nasdaq Stock Market on the Employment Commencement Date (or, if the Employment Commencement Date is not a trading day, on the last trading day immediately preceding the Employment Commencement Date). The maximum term of the Option will be ten (10) years, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events. The Option shall be subject to such vesting and other terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive in substantially the form attached hereto as Exhibit A (the “Option Agreement”); provided that the Company shall grant a portion of such Option (not to exceed 80,000 shares or, if lower, the number that can be granted with the intent that such portion of the grant qualify as “incentive stock option” pursuant to Section 422 of the Code (as defined below)) on the same terms but pursuant to the Company’s 2015 Equity Incentive Plan with the intent that such portion of the grant qualify as such an “incentive stock option” (for clarity, each share subject to such option intended as an “incentive stock option” shall reduce, on a share-for-share basis, the 1,200,000 shares otherwise to be subject to the nonqualified stock option contemplated above).

3.4
Signing Bonus. Upon the first scheduled payroll date following the Employment Commencement Date, the Company shall pay Executive a lump-sum cash signing bonus in the amount of Eighty Thousand Dollars ($80,000). The Executive agrees to immediately repay such signing bonus to the Company in the event the Executive’s employment with the Company terminates prior to the first anniversary of the Employment Commencement Date (other than a termination of employment by the Company without Cause (as such term is defined below), by the Executive for Good Reason (as such term is defined below), or due to the Executive’s death or Disability (as such term is defined below)).
4.    Benefits.

4.1
Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2
Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3
Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of discretionary time off accrual shall be four (4) weeks (three (3) weeks of vacation accrual plus five (5) floating/personal holiday days) per year, with such discretionary time off to accrue and be subject to the Company’s discretionary time off policies in effect from time to time, including any policy which may limit discretionary time off (or component thereof) accruals and/or limit the amount of accrued but unused discretionary time off (or component thereof) to carry over from year to year. During the Period of Employment, the Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.4
Relocation Expenses. The Executive agrees to promptly (and in no event later than September 1, 2017) relocate to the Seattle, Washington area. Within thirty (30) days following the Employment Commencement Date, the Executive shall be entitled to receive a lump sum cash payment in the amount of Forty Thousand Dollars ($40,000) to assist with the costs of relocation. Promptly following (and in all events within thirty (30) days following) the Executive’s relocation (provided that such relocation occurs while the Executive is employed by the Company), the Executive shall be entitled to receive a lump-sum cash payment in the amount of an additional Eighty Thousand Dollars ($80,000) to assist with his costs for such relocation. The Executive agrees to immediately repay the entire relocation payments to the Company in the event the Executive’s employment with the Company terminates prior to the first anniversary of his relocation to the Seattle, Washington area (other than a termination of employment by the Company without Cause (as such term is defined below), by the Executive for Good Reason (as such term is defined below), or due to the Executive’s death or Disability (as such term is defined below)). During the Relocation Period (as defined below), the Executive shall be entitled to receive a payment of Seven Thousand Dollars ($7,000) per month, subject to proration for partial months and payable no later than ten (10) days following the end of the applicable month, to assist with his costs for temporary living in, and regular travel to and from, the Seattle area. During the Relocation Period, the Company will also pay for temporary housing in the Seattle area for the Executive and his family, provided that the cost of such temporary housing shall not exceed Five Thousand Five Hundred Dollars ($5,500) per month (such payment, a “Temporary Housing Payment”). The Executive will reasonably cooperate with the Company in arranging such temporary housing. The “Relocation Period” means the period beginning with the Employment Commencement Date and ending on the first to occur of (i) the Executive’s relocation of his family’s principal residence to the Seattle, Washington area, or (ii) September 1, 2017. Not later than December 31, 2017, the Company will make a tax gross-up payment to the Executive, with the amount of such payment reasonably determined by the Company to put the Executive in approximately the same after-tax position as though no portion of the Temporary Housing Payment, and no portion of any gross-up payment to the Executive pursuant to this sentence, constituted taxable income to the Executive under applicable federal, state and local tax law. For clarity, such tax-gross-up payment will be made only with respect to the Temporary Housing Payment and no other payment or benefit pursuant to this Section 4.4.

4.5
Key Man Life Insurance. The Executive acknowledges and agrees that the Company may obtain and maintain life insurance on the life of the Executive and/or insurance should the Executive become disabled. During the Period of Employment, the Executive agrees to cooperate with the Company and as requested by the Company in the Company obtaining and maintaining any such insurance (such cooperation to include, without limitation, the Executive providing such health and other information, and obtaining such physical exam(s), as may be necessary to obtain and maintain such insurance).

5.    Termination.

5.1
Termination by the Company. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2
Termination by the Executive. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than sixty (60) advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3
Benefits upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company, by the Executive, or due to the Executive’s death or Disability (in each case whether or not during or following the expiration of the Period of Employment) (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)    The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;
(b)    If the Executive’s employment with the Company terminates during the Period of Employment as a result of a termination by the Company without Cause or due to the Executive’s Disability, due to the Executive’s death, or a resignation by the Executive for Good Reason (and, for purposes of clarity, excluding any termination upon or following the expiration of the Period of Employment), the Executive shall be entitled to the following benefits:
(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to (x) one and one half (1.5) times (y) the sum of his Base Salary at the annualized rate in effect on the Severance Date and his Target Incentive Bonus amount in effect for the fiscal year in which the Severance Date occurs. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 21(b), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of six (6) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service. Notwithstanding the foregoing, if the Severance Date occurs on or within two years after the date of a Change in Control, the Severance Benefit will be paid in a lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service.

(ii)    The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 21(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 5.3(b)(ii) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences with respect to the Company’s medical plan for employees generally.
(iii)    The Company will pay or reimburse the Executive for premiums charged to continue life insurance coverage for the Executive, to the extent such coverage was in effect and paid for by the Company on the Severance Date, for a period of eighteen (18) months following the Severance Date (or, if earlier, until the Executive’s death).
(iv)    The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had his employment by the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.
(c)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches any of his obligations under Section 6 of this Agreement or the PIIA (as defined below) at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iv), or to any continued Company-paid or reimbursed coverage pursuant to

Section 5.3(b)(ii) or 5.3(b)(iii); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.
(d)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy; Leave.
(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a valid, executed general release agreement in a form to be provided by the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Release shall be in substantially the form attached hereto as Exhibit B, together with any changes to such form that the Company may reasonably determine are necessary or advisable to comply with applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.
(b)    The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The

Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).
(c)    In the event the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.
(a)    As used herein, “Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and
(ii)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent required by Company policy, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)    As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
(c)    As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred: (i) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company after written notice to the Executive and the failure to cure same within thirty (30) days after receipt of written notice; (ii) the Executive’s refusal or failure to act in accordance with any lawful specific direction or order of the Board after written notice to the Executive of such refusal or failure and failure to cure the same within thirty (30) days after receipt of written notice; (iii) the Executive’s commission of any act of fraud with respect to the Company; (iv) the Executive’s material breach of this Agreement or the PIIA (as defined below), or any material policy of the Company, in each case after written notice to the

Executive of such breach and failure to cure, if curable, the same within thirty (30) days after receipt of written notice; (v) the Executive’s conviction of, or plea of nolo contendre to, a crime which adversely affects the Company’s business or reputation, in each case as reasonably determined by the Board; and (vi) the Executive’s substantial failure to perform a material duty to the Company, after written notice to the Executive of such failure and failure to cure, if curable, the same within thirty (30) days after receipt of written notice.
(d)    As used herein, “Change in Control” has the meaning ascribed to such term in the Option Agreement attached hereto; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
(e)    As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.
(f)    As used herein, “Good Reason” means the occurrence (without the Executive’s consent) of any one or more of the following conditions: (i) a material reduction in the Executive’s responsibilities, authority, titles or offices resulting in material diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith; (ii) a material reduction of the Executive’s Base Salary, other than as a part of an across-the-board salary reduction applicable to executive officers of the Company, or a material reduction of the Target Incentive Bonus level specified in Section 3.2; (iii) relocation of the Executive’s primary place of business for the performance of his duties to a location which is more than thirty (30) miles from its prior location; or (iv) a material breach by the Company of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(g)    As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(h)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.
Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. If the Company or the Executive delivers notice of non-renewal of the Period of Employment pursuant to Section 2, the Executive’s employment by the Company shall end at the expiration of the Period of Employment then in effect (unless otherwise agreed by the parties) and, in connection with such termination of employment, the Executive shall be entitled to the benefits specified in Section 5.3(a) but not (except as otherwise provided in the next sentence) the benefits specified in Section 5.3(b). If the Company delivers notice of non-renewal of the Period of Employment pursuant to Section 2 and the Executive’s employment by the Company terminates at the end of the Period of Employment then in effect, the Company shall have the option of either: (a) treating such termination as though it occurred immediately prior to the end of the Period of Employment and Section 5.3(b) shall apply in connection with such termination (for clarity, which shall continue to be subject to Sections 5.3(c) and 5.4); or (b) treating such termination as though it occurred immediately after the end of the Period of Employment, in which case Section 5.3(b) shall not apply but, if this clause (b) applies, the Executive’s obligations pursuant to Sections 6.2 and 6.4 shall end on the last day of the Period of Employment. The Company shall inform the Executive of its election between (a) and (b) hereof at the time it provides the Executive the written notice of non-renewal of the Period of Employment.

5.7	Limitation on Benefits.
(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under

Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. The Company will reasonably cooperate with the Executive as to such matters.
(b)    A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

6.	Protective Covenants.

6.1
Confidential Information; Inventions; Indemnity Agreement. Concurrent with the execution of this Agreement, the Executive shall execute and deliver to the Company a Proprietary Information and Inventions Assignment Agreement in the form attached hereto as Exhibit C (the “PIIA”). In addition, in connection with entering into this Agreement the Executive and the Company are entering into an Indemnity Agreement (the “Indemnity Agreement”).

6.2
Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the period of one (1) year following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of one (1) year after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or any and time during the period of one (1) year following the Severance Date competes, with the Company or any of its Affiliates in the business of the research and/or the development of product(s) with similar mechanisms or actions to a Company product in Phase III clinical development or commercialized. Nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.3
Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of one (1) year after the Severance Date, the Executive will not directly or indirectly through any other Person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

6.4
Non-Interference with Customers. During the Period of Employment and for a period of one (1) year after the Severance Date, the Executive will not, directly or indirectly through any other Person, use any of the Company’s trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise use the Company’s trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5
Cooperation. Following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its Affiliates in connection with: (a) the transition of the Executive’s duties and responsibilities; (b) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Executive’s employment with, or service as a member of the board of directors of, the Company or any Affiliate (collectively, “Litigation”); and (c) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Executive was employed by the Company or any Affiliate (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any Affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any Affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any Affiliate pertinent information related to any Litigation or Audit; and (iv) turning over to the Company or any Affiliate any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession. With respect to any such cooperation requested by the Company of the Executive, the Company will use reasonable efforts to accommodate the Executive’s other obligations to any other employer at the time.

6.6
Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in the PIIA and the other provisions of this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.
Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 and the PIIA regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.7
Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Company Confidential Information and Associated Third-Party Confidential Information (as such terms are defined in the PIIA). Accordingly, without limiting the generality of Section 9(B) of the PIIA, the Executive agrees that a material breach by the Executive of any of the Restrictive Covenants would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of such Restrictive Covenants. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6 and the PIIA, as applicable, such period of time shall be extended by the same amount of time that the Executive is in breach of any Restrictive Covenant.

7.
Non-Disparagement. The Executive agrees, during the Period of Employment and for one (1) year following the Severance Date, not to disparage the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their directors, officers, products, and services, either orally or in writing, at any time. The Company shall instruct its directors and officers to, during the Period of Employment and for one (1) year following the Severance Date, not disparage the Executive, either orally or in writing, at any time. The foregoing provisions of this Section 7 shall not be violated by truthful statements made (a) to any federal, state or local government official or (b) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8.
Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

9.	Successors and Assigns.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.
Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

11.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.
Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws. The parties agree that the Executive’s job duties as the Company’s President and Chief Executive Officer affect goods and services involved in interstate commerce.

13.
Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.
Entire Agreement. This Agreement, together with the PIIA and the Indemnity Agreement (collectively, the “Integrated Agreement”), embodies the entire agreement of the parties hereto respecting the matters within its scope. This Integrated Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Integrated Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

15.
Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.
Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.
Arbitration. Except as provided in Section 6.7, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement shall be subject to arbitration as provided in Section 8 of the PIIA (including the provisions for injunctive relief pursuant to Section 9(B) of the PIIA in the circumstances set forth therein).

18.
Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:
CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, Washington 98121
Attention: Chairman
with a copy (which shall not constitute notice) to:
C. Brophy Christensen, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111-3823

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.
Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Section 409A.
(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.
(b)    Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement pursuant to Section 5.3(b) or (c) upon the Executive’s Separation from Service that constitute “nonqualified deferred compensation” subject to and within the meaning of Code Section 409A shall, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, be paid not earlier than the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 20(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within ten (10) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within ten (10) days, after the date of the Executive’s death).
(c)    To the extent that any benefits pursuant to Section 5.3(b)(ii) or 5.3(b)(iii) or reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

22.
D&O Coverage. During the Period of Employment, the Company shall have in force directors and officers insurance coverage (“D&O Insurance”) that covers the Executive. to the same degree as it covers the non-employee members of the Board. If such D&O Insurance is issued in a claims made form, during the Period of Employment and for a period of at least six (6) years following the Severance Date the Company shall continue to cover the Executive under such coverage to the same degree as it covers the non-employee members of the Board. The Executive’s ability to choose his own legal counsel in connection with the Company’s defense and indemnification of him shall be governed by the applicable insurance policy or the Indemnity Agreement, as applicable.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.
“COMPANY”
CTI BioPharma Corp.,
a Washington corporation

By: /s/ Richard L. Love
Name:    Richard L. Love
Title:    Interim President and
Chief Executive Officer

“EXECUTIVE”
/s/ Adam R. Craig
Adam R. Craig

EXHIBIT A

STOCK OPTION AGREEMENT

[Attached]

CTI BIOPHARMA CORP.
STOCK OPTION AGREEMENT
(Inducement Grant)

THIS STOCK OPTION AGREEMENT (the “Option Agreement”) is dated as of [____________], 2017 (the “Grant Date”) by and between CTI BioPharma Corp., a Washington corporation (the “Corporation”), and Adam R. Craig (the “Participant”).

W I T N E S S E T H

WHEREAS, the Corporation desires to grant to the Participant, effective as of the date hereof, the Option (as defined below), upon the terms and conditions set forth herein;

WHEREAS, the Option constitutes the option grant contemplated by Section 3.3 of the Participant’s employment agreement with the Corporation dated February 24, 2017 (the “Employment Agreement”); and

WHEREAS, the Option is a stand-alone option grant and was not granted under any of the Corporation’s equity incentive plans, including the CTI BioPharma Corp. 2015 Equity Incentive Plan, and any shares issued in respect of the Option shall not count against the share limits of any such plan.

NOW THEREFORE, in consideration of the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.	Grant.
According to and subject to the terms and conditions of this Option Agreement, the Corporation hereby grants to the Participant the option (the “Option”) to purchase all or any part of an aggregate of [1,200,000][Total, including corresponding similar option granted pursuant to the 2015 Equity Incentive Plan, to equal 1,200,000 shares.] shares (the “Shares”) of the Corporation’s common stock (“Common Stock”) at the exercise price of [$_____] per share (the “Exercise Price”). The Option will be treated as a Nonqualified Stock Option (for U.S. employees). The Exercise Price and the number of Shares covered by the Option are subject to adjustment under Section 8 of this Option Agreement.

2.	Vesting; Limits on Exercise.
2.1    Vesting and Exercise in General. The Option may be exercised only to the extent it is vested. Subject to Section 5 below, the Option will vest and become exercisable in percentage installments of the aggregate number of Shares subject to the Option in accordance with the following schedule: [The vesting schedule will be six semi-annual installments measured from the executive’s start date.]

Date of Vesting	Portion of the Option that is Vested/Exercisable
[_______], 2017	One-sixth (1/6)
[_______], 2018	One-sixth (1/6)
[_______], 2018	One-sixth (1/6)
[_______], 2019	One-sixth (1/6)
[_______], 2019	One-sixth (1/6)
[_______], 2020	One-sixth (1/6)

2.2    Exercisability.

•
Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue until the expiration or earlier termination of the Option as provided in this Option Agreement.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

3.	Continuance of Employment/Service Required; No Employment/Service Commitment.

Except as expressly provided in Section 5.3, the Participant must not have a Termination of Service prior to a particular vesting date of the Option in order to vest in the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of a Termination of Service as provided in Section 5 below.

The Option grant shall not create a right to continued employment or service with the Corporation or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation (a “Subsidiary”) nor shall it create a right to employment or be interpreted as forming an employment or services contract with the Corporation or any Subsidiary and shall not interfere with the ability of the Corporation or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any) or affect the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation. Nothing in this Option Agreement, however, is intended to adversely affect any contractual right(s) of the Participant, independent of the Option grant and this Option Agreement, between the Participant and Corporation or any Subsidiary without his or her consent thereto.

For purposes of the Option, “Termination of Service” means (a) in the case of an employee, a cessation of the employee-employer relationship between the employee and the

Corporation or one of its Subsidiaries for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Corporation or one of its Subsidiaries; (b) in the case of a consultant, a cessation of the service relationship between the consultant and the Corporation or one of its Subsidiaries for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Corporation or one of its Subsidiaries; and (c) in the case of a member of the Board (a “Director”), a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, disability or non-reelection to the Board. The determination of whether a Termination of Service has occurred shall be made by the Administrator in its sole discretion. As used herein, the “Administrator” means the Board of Directors of the Corporation (the “Board”) or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Option Agreement.

Unless otherwise expressly provided by the Corporation, in the event that: (1) the Participant is, on the Grant Date, both an employee of the Corporation or one of its Subsidiaries and a Director, the determination of whether a Termination of Service has occurred with respect to the Participant shall be determined by reference to the date on which the Participant is no longer an employee of the Corporation or one of its Subsidiaries; and (2) in the event the Participant is, on the Grant Date, not an employee of the Corporation or one of its Subsidiaries and is both a Director and a consultant, the determination of whether a Termination of Service has occurred with respect to the Participant shall be determined by reference to the date on which the Participant is no longer a Director.

4.	Method of Exercise of Option.

Any vested portion of the Option may be exercised by the Participant’s delivery of a written or electronic notice of exercise (in a form acceptable to the Corporation) to the Secretary of the Corporation (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the aggregate Exercise Price and any Tax-Related Items (as defined in Section 7 below).

The Exercise Price shall be payable to the Corporation by one or more following methods:

(a) by check;

(b) through irrevocable instructions from the Participant to the Corporation’s designated broker or other broker permitted by the Corporation to remit funds required to satisfy all or a portion of the Exercise Price to the Corporation under a broker-assisted cashless exercise; provided, however, that the Participant shall be permitted to engage an individual broker in connection with the cashless exercise contemplated under this Section 4(b) to the extent the Participant has adopted an arrangement that is intended to comply with the requirements of Rule

10b5-1(c)(1)(i)(B) under the Securities Act (a “10b5-1 Trading Plan”) with respect to transactions involving the Option and/or Shares subject to the Option; or

(c) if so permitted by the Administrator in its sole discretion, by a reduction in the number of Shares otherwise deliverable pursuant to the Option or by delivery of previously owned shares of Common Stock.

As soon as practicable after receipt of the Participant’s written notice of exercise and full payment of the Exercise Price and any Tax-Related Items, the Corporation shall deliver to the Participant Share certificates (which may be in book entry form) representing the Shares underlying the exercised Option. The Corporation will not be obligated to deliver any Shares unless and until it receives full payment of the Exercise Price and any Tax-Related Items and any other conditions to exercise have been satisfied.

5.	Early Termination of Option; Possible Acceleration on Certain Events.

5.1.Expiration Date. Subject to earlier termination as provided herein, the Option will terminate on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).

5.2.Possible Termination of Option upon Certain Corporate Tranasction. Upon the occurrence of any of the following: any merger, combination, consolidation, conversion or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of, the Option or the cash, securities or property deliverable to the holder thereof based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Option or the Options would otherwise continue in accordance with its terms in the circumstances, the Option, to the extent then outstanding and unvested, shall become fully vested, and the Option shall terminate upon the related event; provided that the holder of the Option shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise the outstanding vested Option (after giving effect to the foregoing acceleration provision) in accordance with its terms before the termination of the Option (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of the Option that is so accelerated may be made contingent upon the actual occurrence of the event). The Administrator may adopt such valuation methodologies for the Option as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise price of the Option. In any of the events referred to in this Section 5.2, the Administrator may take such action contemplated by this Section 5.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the Option if an event giving rise to an acceleration and/or termination does not occur. Any good faith determination by the Administrator pursuant to its authority under this Section 5.2 shall be conclusive and binding on all persons.

5.3.Termination of Option upon the Participant’s Termination of Service. The Option, to the extent not vested on the date of the Participant’s Termination of Service (the “Termination Date”), shall terminate on such date and the Participant shall have no right to any unvested portion of the Option or any underlying Shares; provided, however, that if the Participant’s Termination of Service occurs (a) upon or after a Change in Control as a result of a termination of the Participant’s employment either by the Corporation without Cause or by the Participant for Good Reason, or (b) as a result of the Participant’s death or Disability, the Option, to the extent then outstanding and unvested, shall be fully vested and exercisable upon the Participant’s Termination Date. The Option, to the extent vested and outstanding on the Participant’s Termination Date (after giving effect to the foregoing acceleration provision, if applicable) will terminate (a) on the expiration of twelve (12) months from the Termination Date if such Termination of Service is the result of the Participant’s death or Disability, or (b) three (3) months from the Termination Date if such Termination of Service is for any other reason.

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 5.2.
5.4    Defined Terms. For purposes of the Option, the terms “Cause,” “Good Reason” and “Disability” have the meanings ascribed to such terms in the Employment Agreement; and a “Change in Control” shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections 2(c)(1), (2) and (3) below;

(b)
Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership of 50% or more existed prior to the

Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)
Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

6.	Non-Transferability.

The Option may not be subject to sale, transfer, alienation, assignment, pledge, encumbrance or charge, other than by will or by the laws of descent and distribution and the Option may only be exercised by the Participant during his or her lifetime.

7.	Tax Withholding.

The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Subsidiary employing or retaining the Participant, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Option and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Corporation or the Subsidiary employing or retaining the Participant. The Participant further acknowledges that the Corporation and/or the Subsidiary employing or retaining the Participant (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result except as otherwise expressly provided in the Option Agreement or any other agreement with the Participant. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Corporation and/or the Subsidiary employing or retaining the Participant (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Corporation and/or the Subsidiary employing or retaining the Participant to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Subsidiary employing or retaining the Participant, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired at exercise of the Option either through:

•
a voluntary sale by the Participant by providing irrevocable instructions to the Corporation’s designated broker to remit funds required to satisfy all or a portion of the Tax-Related Items to the Corporation and/or the Subsidiary employing or retaining the Participant under a broker-assisted cashless exercise program implemented by the Corporation; provided, however, that the Participant shall be permitted to engage an individual broker in connection with the cashless exercise to the extent the Participant has adopted a 10b5-1 Trading Plan with respect to transactions involving the Option and/or Shares subject to the Option; or

•	through a mandatory sale arranged by the Corporation on the Participant’s behalf pursuant to this authorization (without further consent).

The Corporation may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. Finally, the Participant agrees to pay to the Corporation or the Subsidiary employing or retaining the Participant, including through withholding from the Participant’s wages or other cash compensation payable to the Participant by the Corporation and/or the Subsidiary employing or retaining the Participant any amount of Tax-Related Items that the Corporation or the Subsidiary employing or retaining the Participant may be required to withhold or account for as a result of the Option that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.
Adjustments. Subject to Section 5.2 above, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option, (2) the Exercise Price of the Option, and/or (3) the securities, cash or other property deliverable upon exercise or payment of the Option, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Option and this Option Agreement. It is intended that, if possible, any adjustments contemplated by this Section 8 be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation, Section 409A of the U.S. Internal Revenue Code such that the Option not be subject to taxation thereunder) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 8, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

9.	Nature of Grant.

In accepting the grant of the Option, the Participant acknowledges, understands and agrees that:
(a)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(b)    all decisions with respect to future option or other grants of awards, if any, will be at the sole discretion of the Corporation;
(c)    the Participant’s acceptance of the Option is voluntary;
(d)    the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;
(e)    the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g)    for purposes of the Option, unless otherwise expressly provided in this Option Agreement or determined by the Corporation, the Participant’s right to vest in the Option, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine the Termination Date for purposes of the Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence);
(h)    unless otherwise provided by the Corporation in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Corporation’s Shares; and
(i)    the following provisions apply if the Participant is providing services outside the United States:
(i)     the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose; and
(ii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Participant’s termination of active service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Corporation and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the Option, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(iii) the Participant acknowledges and agrees that neither the Corporation nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

10.	No Advice Regarding Grant.

The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Option (including, without limitation, to determine the tax consequences with respect to the Option and any Shares that may be acquired upon exercise of the Option). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Option Agreement) or recommendation with respect to the Option.

11.	Data Privacy.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Corporation, the Participant’s employer and any Subsidiaries ("Data") for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Option Agreement or any other equity incentive plan of the Corporation (collectively for purposes of this section, the “Plan”). The Participant understands that the Corporation, the Participant’s employer or any Subsidiary retaining the Participant may hold certain personal information about Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data may be transferred to E*Trade Financial Services, Inc. or any other possible recipients which may be assisting the Corporation (presently or in the future) with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that, if he or she resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s employer’s human resources representative or the Subsidiary retaining the Participant. The Participant authorizes the Corporation, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that, if he or she resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s human resources representative or the Subsidiary retaining the Participant. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Participant’s employer or the Subsidiary retaining the Participant will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the

Corporation may not be able to grant Options to the Participant or administer or maintain such Options. Therefore, Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s employer's human resources representative or the Subsidiary retaining the Participant.

12.	Insider Trading Restrictions/Market Abuse Laws.

The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country of residence (if different), which may affect his or her ability to acquire or sell Shares during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions, including the United States and the Participant’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

13.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or any equivalent non-United States postal office. Any such notice shall be given only when received, but if the Participant is no longer employed by or providing services to the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 13.

14.	Entire Agreement.

This Option Agreement (together with the provisions of the Employment Agreement referred to herein) constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Option Agreement may be amended by the Administrator from time to time, provided that any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Participant’s rights under this Option Agreement requires the consent of the Participant in order to be effective with respect to the Option, provided that such consent shall not be required if the Administrator determines, in its sole and absolute discretion, that the amendment is required or advisable in order for the Corporation or this Option to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 5.2 of this Option Agreement, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

16.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, including through electronic transmission, each of which counterparts shall be deemed an original but all of which together shall constitute one and the same instrument.

17.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

18.	Governing Law; Venue.

This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington without regard to conflict of law principles thereunder. For purposes of litigating any dispute that arises under this grant or the Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation shall be conducted in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, where this grant is made and/or to be performed.

19.	Clawback Policy.

The Option is subject to the terms of any recoupment, clawback or similar provisions of applicable law (in each case, without regard to whether any such applicable law was implemented or promulgated, as applicable, after the date the Option was granted), any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Shares or other cash or property received with respect to the Option (including any value received from a disposition of the Shares acquired upon exercise of the Option).

20.	Language.

If the Participant has received this Option Agreement or any other document related hereto translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.	Electronic Delivery and Acceptance.

The Corporation may, in its sole discretion, decide to deliver any documents related to the Option by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to the administration of the Option through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

22.	Severability.

The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23.	[Reserved].

24.	Imposition of Other Requirements.

Subject to Section 14 of this Option Agreement, the Corporation reserves the right to impose other requirements on the Option and on any Shares acquired under the Option, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

CTI BioPharma Corp.
a Washington corporation

By:
Print Name:    Richard L. Love
Title:     Director

PARTICIPANT

Adam R. Craig

EXHIBIT B
FORM OF RELEASE AGREEMENT
1.    Resignation. Adam R. Craig (“Executive”) confirms his separation as an officer, employee, director, manager and in each and every other capacity with CTI BioPharma Corp. (the “Company”) and each of its affiliates effective on [___________, 20__]. Executive agrees that he holds no such position.
2.    Release. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and fully and forever releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, and the federal Family Medical Leave Act, and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Employment Agreement); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 5.3 of the Employment Agreement dated as of [__________, 2017] by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; or (5) any rights to continued medical and dental coverage that Executive may have under COBRA. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement; provided that this waiver is given only to the maximum extent permitted by law and, without limiting the generality of the foregoing provision, nothing in this Agreement prevents Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
3.    Acknowledgement of Payment of Wages. Executive agrees that he has been paid all compensation and benefits due from the Company and each of its affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, and other wages). Executive agrees that he has submitted and been reimbursed for all reimbursable business expenses.
4.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
5.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)    He was given a copy of this Agreement on [_________, 20___], and informed that he had [twenty-one (21)] days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such [21]-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have [twenty-one (21)] days to consider this Agreement; and that such [twenty-one (21)] day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [twenty-one (21)] day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention [_____________]), [Address], so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
6.    No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
7.    Return of Property. Executive represents and covenants that he has fulfilled his obligations pursuant to Section 3 of the PIIA (as such term is defined in the Employment Agreement).
8.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Successors. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
(b)    Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
(c)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(d)    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws. The parties agree that Executive’s job duties as the Company’s President and Chief Executive Officer affect goods and services involved in interstate commerce.
(e)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(f)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(g)    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
(h)    Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement and the PIIA (as such term is defined in the Employment Agreement).
(i)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
(j)    Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“EXECUTIVE”

Adam R. Craig

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”
CTI BioPharma Corp.,
a Washington corporation

By:
Name:
Title:

EXHIBIT C
PROPRIETARY INFORMATION AGREEMENT
[Attached]

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT
As a condition of my employment by CTI BioPharma Corp., a Washington corporation (together with its affiliates, successors or assigns, the “Company”), and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree to the following:

1.    Confidential Information.

A.    Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of an officer of the Company (other than me), any Company Confidential Information, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company; technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor; customer lists, contact information, buying history, contract negotiations and preferences (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment); vendor lists, contact information, and contract negotiations (including, but not limited to, vendors of the Company on whom I called or with whom I became acquainted during the term of my employment); personnel information (including information regarding other employees’ skills, performance, discipline and compensation); software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information; marketing, pricing, and financing information, plans and strategies; finances or other business information. I further understand that Company Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B.    Third-Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Associated Third-Party Confidential Information”). By way of example, Associated Third-Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties.

C.    EU Personal Data. During my employment with the Company, I have had access to and may continue to have access to individually identifying information about Company employees, contractors and third-party workers in European Union countries (collectively, “EU Personal Data”). I will access EU Personal Data only when I have a legitimate and necessary business reason to do so. I further agree to strictly maintain the confidentiality of EU Personal Data.

D.    Immunity. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, I understand that the Company will not retaliate against me in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and I file any type of proceeding against the Company alleging that the Company retaliated against me because of my disclosure, I may disclose the relevant trade secret to my attorney and may use the trade secret in the proceeding if (i) I file any document containing the trade secret under seal, and (ii) I do not otherwise disclose the trade secret except pursuant to court or arbitral order.

2.    Inventions.

A.    Inventions Retained and Licensed. I represent that there are no inventions, original works of authorship, developments, improvements or trade secrets that were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”) that relate in any way to the Company’s business, products or research and development, and that are not assigned to the Company hereunder. If in the course of my employment with the Company, I incorporated into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company, effective as of the date of such incorporation, a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (through one or more tiers of sublicensees), transferable license to make, have made, use, import, offer for sale, sell, create Derivative Works (as such term is defined in the United States Copyright Act) of, distribute, publicly display and publicly perform such Prior Invention as part of or in connection with such product, process, service, technology or other work, and to practice any method related thereto.

B.    Assignment of Inventions. I agree that I hereby assign and will assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, or that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (whether before or after the execution of this Agreement and including during “off-duty” hours) (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that have been and are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other compensation will be due to me as a result of the Company’s efforts to commercialize or market any such Invention. I hereby waive and agree never to assert any Moral Rights in or with respect to any and all of the Inventions that may exist anywhere in the world, together with all claims for damages and other remedies asserted on the basis of Moral Rights. “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such action would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

C.    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times, and I will deliver same to the Company upon request.

E.    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Company. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications, specifications, oaths, assignments and other instruments and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.    Exception to Assignments.

(1)    I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention which is covered, according to applicable law, under the provisions of California Labor Code Section 2870 (attached hereto as Appendix A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870. However, I represent and agree that through the date of this Agreement no invention meets the criteria in California Labor Code Section 2870. I represent that, as of the date hereof, there are no such Inventions.

(2)    Consistent with Washington state law, RCW § 49.44.140, the Company is required by law to inform me that this Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company’s was used and which was developed entirely on my own time, unless (a) the Invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. However, even considering the above, the assignment of rights to the Company is still valid, if (a) the Invention relates either directly to the business of the Company or its actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by me for the Company. Additionally, RCW § 49.44.150 mandates, and I further agree that, at the time of employment or at any time after, I must and shall disclose all Inventions being developed by me (or my related companies or related entities), for the purpose of determining my rights or their rights. I acknowledge and agree that this Agreement constitutes the Company’s notice to me as to the foregoing required by RCW § 49.44.140. I represent that, as of the date hereof, (a) there are no Inventions for which no equipment, supplies, facility, or trade secret information of the Company’s was used and which was developed entirely on my own time, and (b) any and all Inventions fall within clause (a) and/or (b) of the first sentence of this Section 2.F(2).

G.    Social Media and Online Accounts. I agree that I have not and will not register or cause to be registered any social media account or other online account using the Company name or marks or for use by or on behalf of the Company except using a Company email address and, if applicable, a Company telephone number, and that all such accounts are the sole property of the Company. I agree to provide to the Company upon request, whether before or after the termination of my employment with the Company, all credentials associated with such accounts.

3.    Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company property, including but not limited to any Company Confidential Information, Associated Third-Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, passwords, keys, security key cards, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2.D. The obligation to return all Company documents, includes but is not limited to, copies of any documents maintained on paper or in any electronic format that exists on any personal email account, computer, personal digital assistant, memory stick, USB device, cloud computing software or any other electronic device or media (collectively, “Devices and Media”). Upon returning such documents to the Company, I agree that I will then permanently delete from my Devices and Media any and all such documents that contain Company Confidential Information and/or Associated Third-Party Confidential Information. I also consent to an exit interview to confirm my compliance with this Section 3.

4.    Termination Certification. I agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

5.    Notification of New Employer. I hereby grant consent to the Company to notify any new employer that I may have about my rights and obligations under this Agreement.

6.    Use of My Image. I hereby grant the Company permission to use any images taken of me by or on behalf of the Company during my employment with the Company for commercial or non-commercial materials and collateral, including, but not limited to, the Company’s websites, publicly-filed documents, presentations, signage and advertisements. I understand that I will not receive any additional compensation for such use and hereby release the Company and anyone working on behalf of the Company in connection with the use of my images.

7.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

8.    Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are owned by the Company and that are used to conduct the business of the Company. As such, the

Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment. By entering into this Agreement, however, I am not giving the Company my permission to audit or search any item or system owned by me personally.

9.    Arbitration and Equitable Relief.

A.    I agree to arbitrate any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, any written employment agreement between me and the Company, or any agreement evidencing an equity award granted to me by the Company, the enforcement, arbitrability or interpretation of any such agreement, or because of an alleged breach, default, or misrepresentation in connection with any such agreement’s provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to my employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in King County, Washington, before a panel of three arbitrators selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The Company and I (the “parties”) agree that the parties will select the arbitration panel (the “Arbitrator”) by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment law panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The Arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the Arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party. The Arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The Arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or my employment with the Company.

B.    Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration, either party may file an action in any court of competent jurisdiction to seek and obtain provisional injunctive and/or equitable relief to ensure that any relief sought in arbitration is not rendered ineffectual by interim harm that could occur during the pendency of the arbitration proceeding related to any alleged violation of this Agreement. The Company and I agree that any party may petition the court for provisional injunctive relief, and seek permanent injunctive relief from the Arbitrator, where either party alleges or claims a violation of this Agreement or any provision of any other agreement regarding trade secrets, assignment of inventions, confidential information, non-competition or non-solicitation. The parties each understand that any breach or threatened breach of this Agreement or any such other provision will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of a provisional and/or permanent injunction.

C.    By signing below, I acknowledge and agree that I am executing this Agreement, including this arbitration provision, voluntarily and without any duress or undue influence by the Company or anyone else. I have carefully read the provisions of this Agreement and understand the terms, consequences, and binding effect of these provisions, including that I am waiving any right to a jury trial. I further acknowledge that I have been provided an opportunity to seek legal counsel of my choosing before executing this Agreement.

10.    General Provisions.

A.    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Washington without regard to the conflict of law provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the State of Washington for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.    Construction. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an officer of the Company (other than me) and me. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. This Agreement will not be construed in favor of or against either party hereto. Nothing in this Agreement will be construed to limit my obligations under any prior agreement between the Company and me with similar subject matter hereto.

C.    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. If any provision of this Agreement is held to be overbroad or invalid by a court or arbitrator with jurisdiction over the parties, that provision may be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law.

D.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

[Remainder of Page Intentionally Left Blank]

Date: February 24, 2017

/s/ Adam R. Craig
Adam R. Craig

CTI BioPharma Corp.

By: /s/ Richard L. Love
Name:    Richard L. Love
Title:    Interim President and Chief
Executive Officer

APPENDIX A
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”